Exhibit 99.1

Citius Pharmaceuticals Brings on Myron S. Czuczman, M.D. as Chief Medical Officer (CMO) and Executive Vice President

●	Recent executive at Celgene, Dr. Czuczman brings decades of experience in the strategic design and worldwide clinical development of novel therapeutics for hematologic malignancies

●	Strengthens position for Citius as a developer of adjunctive cancer therapies (Mino-Lok and Mino-Wrap) and the “NoveCite” induced allogeneic mesenchymal stem cell program

●	Formerly at Roswell Park Comprehensive Cancer Center, he was instrumental in the development of the current global era of combination antibody-based immunochemotherapy of B-cell neoplasms and was the first to discover the synergy between rituximab and lenalidomide against malignant B-cells

●	Dr. Czuczman has published greater than 180 peer-reviewed journal articles

CRANFORD, N.J., July 14, 2020 -- Citius Pharmaceuticals, Inc. ("Citius" or the "Company") (Nasdaq: CTXR), a specialty pharmaceutical company focused on developing and commercializing critical care drug products, announced today that Myron S. Czuczman, M.D., has joined the company as Chief Medical Officer (CMO) and Executive Vice President. Dr. Czuczman was most recently Therapeutic Area Head, Vice President, Clinical Research and Development Global Lymphoma/CLL Program at Celgene Corporation. At Celgene, he was responsible for worldwide clinical development in Lymphoma/CLL and for the development of all compounds from Proof-of-Principle through registration globally.

Myron Holubiak, Citius CEO stated, “We are honored to have a colleague as qualified as Dr. Czuczman join the Citius team. He will be enormously helpful in furthering our development program for our planned iPSC-derived mesenchymal stem cell (iMSC) for the treatment of ARDS associated with CoVid-19. This, coupled with the advanced Phase 3 trials underway for Mino-Lok® and preparing an IND for Mino-Wrap, add to the importance of bringing in an executive of Dr. Czuczman’s expertise, experience, and caliber to the team.”

Prior to his tenure at Celgene, Dr. Czuczman served as Chief, Lymphoma/Myeloma Service in the Department of Medicine and Head of the Lymphoma Translational Research Laboratory in the Immunology Department at Roswell Park Comprehensive Cancer Center in Buffalo, NY where he attained the title of tenured Professor of Medicine and Oncology prior to joining Celgene.

Dr. Czuczman received his M.D. from Pennsylvania State University of Medicine after graduating magna cum laude in Biochemistry from the University of Pittsburgh. He completed his Internal Medicine residency training at Weill Cornell North Shore University/MSKCC Program, followed by Medical Oncology/Hematology fellowship training at Memorial Sloan-Kettering Cancer Center in New York, NY.

Dr. Czuczman was a Founding Member and reviewer for the National Comprehensive Cancer Network (NCCN) Lymphoma Guidelines compendium panel for nearly twenty years and he has greater than 180 peer-reviewed publications. He is a Diplomate in Internal Medicine, and is Board Certified in Medical Oncology and received numerous awards and accolades during his academic career.

About Citius Pharmaceuticals, Inc.

Citius is a late-stage specialty pharmaceutical company dedicated to the development and commercialization of critical care products, with a focus on anti-infectives and cancer care. For more information, please visit www.citiuspharma.com.

About Mino-Lok®

Mino-Lok® is an antibiotic lock solution being developed as an adjunctive therapy in patients with central line-associated bloodstream infections (CLABSIs) or catheter-related bloodstream infections (CRBSIs). CLABSIs/CRBSIs are very serious, especially in cancer patients receiving therapy through central venous catheters (CVCs) and in hemodialysis patients, for whom venous access presents a challenge. There are currently no approved therapies for salvaging infected CVCs.

About Citius iMSC

Citius’s planned mesenchymal stem cell therapy product is derived from a human induced pluripotent stem cell (iPSC) line generated using a proprietary mRNA-based (non-viral) reprogramming process. The iMSCs produced from this clonal technique are differentiated from adult donor-derived MSCs (bone marrow, placenta, umbilical cord, adipose tissue, or dental pulp) by providing genetic homogeneity. In in-vitro studies, iMSCs exhibit superior potency and high cell viability. The iMSCs secrete immunomodulatory proteins that may reduce or prevent pulmonary symptoms associated with acute respiratory distress syndrome (ARDS) in patients with COVID-19. The Citius iMSC is an allogeneic (unrelated donor) mesenchymal stem-cell product manufactured by expanding material from a master cell bank.

About Acute Respiratory Distress Syndrome (ARDS)

ARDS is a type of respiratory failure characterized by rapid onset of widespread inflammation in the lungs. ARDS is a rapidly progressive disease that occurs in critically ill patients – most notably now in those diagnosed with COVID-19. ARDS affects approximately 200,000 patients per year in the U.S., exclusive of the current COVID-19 pandemic, and has a 30% to 50% mortality rate. ARDS is sometimes initially diagnosed as pneumonia or pulmonary edema (fluid in the lungs from heart disease). Symptoms of ARDS include shortness of breath, rapid breathing and heart rate, chest pain (particularly while inhaling), and bluish skin coloration. Among those who survive ARDS, a decreased quality of life is relatively common.

Safe Harbor

This press release may contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are made based on our expectations and beliefs concerning future events impacting Citius. You can identify these statements by the fact that they use words such as "will," "anticipate," "estimate," "expect," "should," and "may" and other words and terms of similar meaning or use of future dates. Forward-looking statements are based on management's current expectations and are subject to risks and uncertainties that could negatively affect our business, operating results, financial condition and stock price.

Factors that could cause actual results to differ materially from those currently anticipated are: our ability to attract, integrate, and retain key personnel; our need for substantial additional funds; the risk of successfully negotiating within the option period a license agreement with Novellus, Inc. for our planned Novecite therapy for ARDS; risks associated with conducting clinical trials and drug development; the estimated markets for our product candidates and the acceptance thereof by any market; risks related to our growth strategy; risks relating to the results of research and development activities; uncertainties relating to preclinical and clinical testing; the early stage of products under development; our ability to obtain, perform under and maintain financing and strategic agreements and relationships; our ability to identify, acquire, close and integrate product candidates and companies successfully and on a timely basis; our dependence on third-party suppliers; government regulation; patent and intellectual property matters; competition; as well as other risks described in our SEC filings. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations or any changes in events, conditions or circumstances on which any such statement is based, except as required by law.

Contact:

Andrew Scott

Vice President, Corporate Development

(O) 908-967-6677 x105

ascott@citiuspharma.com